EXHIBIT 99.1

Corvus Gold Expands Mother Lode Deposit to the North, Intersecting 48.8m @ 1.15 g/t Gold & 36.6m @ 1.59 g/t Gold, Defines New Style of Gold-Silver Mineralization

VANCOUVER, British Columbia, June 11, 2019 (GLOBE NEWSWIRE) -- Corvus Gold Inc. (“Corvus” or the “Company”) - (TSX: KOR, OTCQX: CORVF) announces it has received assay results from the final five holes of the Mother Lode, Phase-III resource expansion program, targeting the northern and eastern extension of the deposit (Table 1).  Corvus believes that the results continue to demonstrate the expansion potential of the deposit to the north and at depth where mineralization remains open. Significantly, the most recent assay results also suggest that mineralization extends the full length of the property package, from the southern end of the historic pit along the Fluorspar Canyon Fault (FCF) north towards AngloGold’s Silicon property (Figure 1).

Results from hole ML19-114 (48.8m @ 1.15 g/t Au) and ML19-118 (36.6m @ 1.59 g/t Au) are among the northern most holes drilled on the Mother Lode property to date.  Unfortunately both drill holes were lost in the upper zone of the deposit although they do indicate mineralization continues to the north.  Both holes bracket drill hole ML19-104 (NR19-05, Mar. 19, 2019, 126.5m @ 1.85 g/t Au incl. 18.3m @ 4.20 g/t), which successfully intersected the main zone as well as the upper part of the newly discovered “Deep Zone” below where the drill hole was lost.

New Style of Gold-Silver Mineralization Discovered in Deep Zone

Trace element results returned from drill hole ML19-104 which tested the upper part of the new “Deep Zone” have now confirmed a new style of gold-silver mineralization at Mother Lode, with many characteristics of a deeper, hotter system with an intrusive/Carlin style signature (Table 2).

Key observations are:

  Higher gold grades and an increase in the silver to gold ratio from 1-1 to 10-1 which may indicate a deeper part of the system
  High mercury (averaging over 100 ppm) and Thallium (over 4 ppm), similar to the high mercury system at the Silicon project and thallium values common to Carlin type deposits
  High Tellurium values averaging over 100 ppm, suggesting a strong magmatic connection to the gold-silver mineralization

This newly identified deeper mineralization is very intriguing as it is analogous to a true Carlin-type system which typically is hotter and has a stronger intrusive connection than the upper main Mother Lode deposit.  Corvus is collecting more data from these and other deep intercepts and will be modeling this information to develop an exploration program that could outline a larger gold system below the current Mother Lode deposit.

Jeff Pontius, President and CEO of Corvus, said, “The results from the northern extension of the Mother Lode system are encouraging.  In addition, we believe that our increased understanding of the new deep mineralization at the Mother Lode deposit could represent the potential for expansion of the system at depth.  This new style of gold mineralization along with AngloGold’s recent Silicon discovery a few kilometres to the north, could have the potential to rewrite the exploration models for the greater Bullfrog District and increase the potential for large, high-grade, "Carlin style" gold systems in the area.  Corvus Gold is leading this new District exploration renaissance and is uniquely positioned to make new discoveries on its large 100% owned land package with multiple new, untested, sediment hosted and epithermal targets.”

Table 1
Phase III - Mother Lode Drilling Results
(Reported intercepts are not true widths as there is currently insufficient data to calculate true orientation in space.
Mineralized intervals are calculated using a 0.3 g/t cutoff unless otherwise indicated below)

Drill Hole #	from (m)	to (m)	Interval (m)	Gold (g/t)	Silver (g/t)	Comment

ML19-110 AZ 085 dip-50	441.96	449.58	7.62	0.75	n/a	East of ML18-064 East Zone

ML19-113 AZ 080 dip-85	413.00	432.82	19.82	0.57	n/a	West of ML18-083 North Zone
inc	417.58	420.62	3.05	1.36	n/a	1 g/t cut

ML19-114 AZ 080 dip-87	451.10	454.15	3.05	0.54	n/a	North ML18-092 North Zone
	470.92	484.63	13.71	0.67	n/a	Upper OX Zone
	516.64	565.40	48.76	1.15	n/a	Lost hole in top of Main Zone
inc	534.92	565.40	30.48	1.56	n/a	1 g/t cut

ML19-117 AZ 085 dip-65	329.18	332.23	3.05	0.68	n/a	East of ML18-048 East Zone

ML19-118 AZ 080 dip-85	359.66	396.24	36.58	1.59	n/a	North of ML18-083 North Zone Upper Oxide Zone
	408.43	422.15	13.72	0.45	n/a	Lost in upper OX before Main Zone

Table 2
Deep High-Grade Sulfide Zone in Dike & Lower Plate Basement Rocks

Hole ID	From (m)	To (m)	S (%)	Au_ppm	Ag_ppm	As_ppm	Sb_ppm	Hg_ppm	Tl_ppm	Te_ppm
ML19-104	522.73	524.26	2.78	8.82	12.24	950.8	36.76	9.61	7.44	16.66
	524.26	525.78	2.71	8.59	12.92	999.7	32.40	9.43	6.55	16.25
	525.78	527.30	2.97	5.59	31.15	744.6	29.79	89.81	6.31	107.96
	527.3	528.83	2.66	4.19	91.09	511.0	19.51	238.43	2.88	225.35
	528.83	530.35	1.99	6.06	142.60	467.8	22.51	259.61	2.30	225.35
	530.35	531.88	1.31	7.06	131.60	509.6	20.98	92.06	2.14	153.16
Core Sulfide Zone (9.15m)			2.40	6.72	70.27	697.25	26.99	116.49	4.60	133.77

East-Northeast Results

Hole ML19-110 & 117 were scout holes targeting the eastern extension of mineralization along the upper-lower plate contact.  Results from these holes have shown only limited extension of gold mineralisation to the property line in the northeast section of the deposit.

A photo accompanying this announcement is available at:
https://www.globenewswire.com/NewsRoom/AttachmentNg/c9c7e87f-91dc-4c5d-ac7e-620a5762ff90

Qualified Person and Quality Control/Quality Assurance

Jeffrey A. Pontius (CPG 11044), a qualified person as defined by National Instrument 43-101 – Standards of Disclosure for Mineral Projects (“NI 43-101”), has supervised the preparation of the scientific and technical information that forms the basis for this news release and has approved the disclosure herein.  Mr. Pontius is not independent of Corvus, as he is the CEO & President and holds common shares and incentive stock options.

Carl E. Brechtel, (Nevada PE 008744 and Registered Member 353000 of SME), a qualified person as defined by NI 43-101, has coordinated execution of the work outlined in this news release and has approved the disclosure herein. Mr. Brechtel is not independent of Corvus, as he is the COO and holds common shares and incentive stock options.

The work program at Mother Lode was designed and supervised by Mark Reischman, Corvus Gold’s Nevada Exploration Manager, who is responsible for all aspects of the work, including the quality control/quality assurance program.  On-site personnel at the project log and track all samples prior to sealing and shipping.  Quality control is monitored by the insertion of blind certified standard reference materials and blanks into each sample shipment.  All resource sample shipments are sealed and shipped to American Assay Laboratories (AAL) in Reno, Nevada, for preparation and assaying.  AAL is independent of the Company.  AAL’s quality system complies with the requirements for the International Standards ISO 9001:2000 and ISO 17025:1999.  Analytical accuracy and precision are monitored by the analysis of reagent blanks, reference material and replicate samples.  Finally, representative blind duplicate samples are forwarded to AAL and an ISO compliant third-party laboratory for additional quality control.  Mr. Pontius, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement.  There were no limitations on the verification process.

Mr. Scott E. Wilson, CPG (10965), Registered Member of SME (4025107) and President of Resource Development Associates Inc., is an independent consulting geologist specializing in Mineral Reserve and Resource calculation reporting, mining project analysis and due diligence evaluations.  He is acting as the Qualified Person, as defined in NI 43-101, and is the primary author of the Technical Report for the Mineral Resource estimate and has reviewed and approved the Mineral Resource estimate and the Preliminary Economic Assessment summarized in this news release.  Mr. Wilson has over 29 years of experience in surface mining, resource estimation and strategic mine planning. Mr. Wilson is President of Resource Development Associates Inc. and is independent of the Company under NI 43-101.

Mr. Wilson, a qualified person, has verified the data underlying the information disclosed herein, including sampling, analytical and test data underlying the information by reviewing the reports of AAL, methodologies, results and all procedures undertaken for quality assurance and quality control in a manner consistent with industry practice, and all matters were consistent and accurate according to his professional judgement.  There were no limitations on the verification process.

Metallurgical testing on North Bullfrog and Mother Lode samples has been performed by McClelland Analytical Services Laboratories Inc. of Sparks Nevada (“McClelland”). McClelland is an ISO 17025 accredited facility that supplies quantitative chemical analysis in support of metallurgical, exploration and environmental testing using classic methods and modern analytical instrumentation.  McClelland has met the requirements of the IAS Accreditations Criteria for Testing Laboratories (AC89), has demonstrated compliance with ANS/ISO/IEC Standard 17025:2005, General requirements for the competence of testing and calibration laboratories, and has been accredited, since November 12, 2012. Hazen Research Inc. (“Hazen”), an independent laboratory, has performed flotation, AAO testing and cyanide leach testing on samples of sulphide mineralization from the YellowJacket zone and Swale area of Sierra Blanca, and roasting tests on Mother Lode flotation concentrate. Hazen holds analytical certificates from state regulatory agencies and the US Environmental Protection Agency (the “EPA”).  Hazen participates in performance evaluation studies to demonstrate competence and maintains a large stock of standard reference materials from the National Institute of Standards and Technology (NIST), the Canadian Centre for Mineral and Energy Technology (CANMET), the EPA and other sources.  Hazen’s QA program has been developed for conformance to the applicable requirements and standards referenced in 10 CFR 830.120 subpart A, quality assurance requirements, January 1, 2002. Pressure oxidation test work on Mother Lode concentrate samples was performed by Resource Development Inc. of Wheatridge, CO.

For additional details, see technical report entitled “Technical Report and Preliminary Economic Assessment for the Integrated Mother Lode and North Bullfrog Projects, Bullfrog Mining District, Nye County, Nevada”, dated November 1, 2018 and amended on November 8, 2018, with an effective date of September 18, 2018 on the Company’s profile at www.sedar.com.

About the North Bullfrog & Mother Lode Projects, Nevada

Corvus controls 100% of its North Bullfrog Project, which covers approximately 86.6 km2 in southern Nevada.  The property package is made up of a number of private mineral leases of patented federal mining claims and 1,057 federal unpatented mining claims.  The project has excellent infrastructure, being adjacent to a major highway and power corridor as well as a large water right. The Company also controls 445 federal unpatented mining claims on the Mother Lode project which totals approximately 36.5 km2 which it owns 100%.  The total Corvus Gold 100% land ownership now covers over 123.1 km2, hosting two major new Nevada gold discoveries.

The combined Mother Lode and North Bullfrog Projects contains a Measured Mineral Resource for the mill of 9.3 Mt at an average grade of 1.59 g/t gold, containing 475 k ounces of gold and Indicated Mineral Resources for the mill of 18.2 Mt at an average grade of 1.68 g/t gold containing 988 k ounces of gold and an Inferred Mineral Resource for the mill of 2.3 Mt at an average grade of 1.61 g/t gold containing 118 k ounces of gold.  In addition, the project contains a Measured Mineral Resource for oxide, run of mine, heap leach of 34.6 Mt at an average grade of 0.27 g/t gold containing 305 k ounces of gold and an Indicated Mineral Resource for, oxide, run of mine, heap leach of 149.4 Mt at an average grade of 0.24 g/t gold containing 1,150 k ounces of gold and an Inferred, oxide, run of mine, heap leach Mineral Resource of 78.7 Mt at an average grade of 0.26 g/t gold containing 549 k ounces of gold.

About Corvus Gold Inc.

Corvus Gold Inc. is a North American gold exploration and development company, focused on its near-term gold-silver mining project at the North Bullfrog and Mother Lode Districts in Nevada.  Corvus is committed to building shareholder value through new discoveries and the expansion of its projects to maximize share price leverage in an advancing gold and silver market.

On behalf of
Corvus Gold Inc.

(signed) Jeffrey A. Pontius
Jeffrey A. Pontius,
President & Chief Executive Officer

Contact Information:	Ryan Ko
Investor Relations
Email: info@corvusgold.com
Phone: 1-844-638-3246 (toll free) or (604) 638-3246

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and forward-looking information (collectively, “forward-looking statements”) within the meaning of applicable Canadian and US securities legislation.  All statements, other than statements of historical fact, included herein, including, without limitation, statements regarding the advancement and development of our Mother Lode project and the expansion of our drill program; potential for additional mineralization; updates on the development progress at the Mother Lode project; the potential for new deposits and expected increases in a system’s potential; anticipated content, commencement and cost of exploration programs, anticipated exploration program results, are forward-looking statements.  Although the Company believes that such statements are reasonable, it can give no assurance that such expectations will prove to be correct.  Forward-looking statements are typically identified by words such as: believe, expect, anticipate, intend, estimate, postulate and similar expressions, or are those, which, by their nature, refer to future events.  The Company cautions investors that any forward-looking statements by the Company are not guarantees of future results or performance, and that actual results may differ materially from those in forward-looking statements as a result of various factors, including, but not limited to, variations in the nature, quality and quantity of any mineral deposits that may be located, variations in the market price of any mineral products the Company may produce or plan to produce, the Company's inability to obtain any necessary permits, consents or authorizations required for its activities, the Company's inability to produce minerals from its properties successfully or profitably, to continue its projected growth, to raise the necessary capital or to be fully able to implement its business strategies, and other risks and uncertainties disclosed in the Company’s Annual Report on Form 10-K for the fiscal year ended May 31, 2018 filed with certain securities commissions in Canada and the Company’s most recent filings with the United States Securities and Exchange Commission (the “SEC”).  All of the Company’s Canadian public disclosure filings in Canada may be accessed via www.sedar.com and filings with the SEC may be accessed via www.sec.gov and readers are urged to review these materials, including the technical reports filed with respect to the Company’s mineral properties.